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                                                       EXHIBIT 10.48


                  Confidential Letter of Understanding

March 28, 1997

To:        Patrick McNallen
From:      Donald Hawthorne


The following summarizes the terms we agreed to this week. These terms modify the April 18, 1996 and July 18, 1996 letters of understanding, as amended.

1. The amount of the standby letter of credit is reduced to the following amounts:

           March 1997           $700,000
           April                $700,000
           May                  $700,000
           June                 $700,000
           July                 $700,000
           August               $700,000
           September            $700,000
           October              $700,000
           November             $700,000
           December             $700,000

In August 1997, KMC Systems, Inc. ("KMC") agrees to revisit the amount of the standby letter of credit for the balance of 1997, when their financial exposure is expected to be below the above amounts.

2. The exercise price of the KMC warrant is reduced from $7.00 per share to $2.00 per share. All other terms of the warrant remain unchanged.

In addition, KMC agrees to shut down all IOS activity other than the shipment of instruments through the end of April in exchange for the issuance of a warrant to purchase 50,000 shares of Biocircuits Common Stock at an exercise price of $0.01 per share to KMC. KMC agrees that the issuance of this warrant covers the entire cost of the shutdown and KMC waives any and all rights to other compensation

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Biocircuits-KMC March 28, 1997 Letter of Understanding


as defined in Section 5 of the original contract between the two companies.



Acknowledged and agreed to:

KMC Systems, Inc.

/s/ Patrick W. McNallen
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Patrick W. McNallen
Vice President/General Manager